UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 16, 2010

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On March 16, 2010, NutraCea entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Manna Pro Products, LLC (“Manna Pro”) whereby Manna Pro will purchase from NutraCea (i) the Natural Glo, Satin Finish and Max-E-Glow trademarks and related goodwill and intellectual property for $650,000 and (ii) certain bags, packaging materials and bagged inventory at NutraCea’s cost (collectively, “Purchased Assets”).  The Purchase Agreement contains customary representations, warranties, covenants, and closing conditions.

As a condition to the sale of the Purchased Assets, NutraCea and Manna Pro will enter into a Supply Agreement (“Supply Agreement”) pursuant to which NutraCea will be the exclusive supplier of the stabilized rice bran required by Manna Pro to operate the product lines associated with the Purchased Assets.  Furthermore, the Supply Agreement provides that so long as the Supply Agreement is in effect, NutraCea will not sell to specified customers any equine positioned stabilized rice bran products that compete with Manna Pro’s products.

Because NutraCea is the debtor and debtor-in-possession in Chapter 11 Case No. 2:09-bk-28817-PHX-CGC which is pending in the United States Bankruptcy Court for the District of Arizona (the “Banckruptcy Court”), the Purchase Agreement is subject to approval by the Bankruptcy Court.  In addition, if someone other than Manna Pro purchases the Purchased Assets for consideration that is higher and better than the consideration payable by Manna Pro under the Purchase Agreement, NutraCea will pay Manna Pro an amount equal to the lower of $50,000 or Manna Pro’s actual due diligence expenses related to the Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: March 18, 2010	By:	/s/ William J. Cadigan

William J. Cadigan
Chief Financial Officer
(Duly Authorized Officer)